Exhibit 5.2

[Perkins Coie LLP Letterhead]

February 21, 2025

Idaho Power Company

1221 West Idaho Street

Boise, Idaho 83702-5627

Re:  Registration Statement on Form S-3 Filed by Idaho Power Company

Ladies and Gentlemen:

We have acted as counsel to Idaho Power Company, an Idaho corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of a registration statement on Form S-3 (the “Registration Statement”) for the registration of the sale from time to time of one or more series of the following securities by the Company (collectively, the “Securities”):

(a)	first mortgage bonds of the Company (the “First Mortgage Bonds”), and

(b)	unsecured debt securities of the Company (the “Debentures”).

The First Mortgage Bonds will be issued in one or more series pursuant to the Mortgage and Deed of Trust dated as of October 1, 1937, as supplemented by all indentures supplemental thereto (the “First Mortgage Bond Indenture”), between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) as the Corporate Trustee, which is included as an exhibit to the Registration Statement.

The Debentures will be issued in one or more series pursuant to an Indenture for Debt Securities dated as of August 1, 2001 (the “Debenture Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee, which is included as an exhibit to the Registration Statement. The First Mortgage Bond Indenture and the Debenture Indenture are each referred to in this opinion as an “Indenture.”

In our capacity as counsel to the Company, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing examination and in reliance thereon, and subject to (a) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (b) completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Securities, we are of the opinion that, when (i) the terms of the Securities have been established in accordance with the applicable Indenture and the applicable supplement thereto, if any, (ii) the applicable Indenture and the applicable supplement thereto, if any, have been qualified under the Trust Indenture Act of 1939, as amended, (iii) the applicable supplement, if any, to the applicable Indenture has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (iv) the Securities have been executed, issued, delivered and authenticated in accordance with the terms of the applicable Indenture, the applicable supplement thereto, if any, and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Securities will constitute legal, valid and binding obligations of the Company.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)

Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)

We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)

We express no opinion concerning any laws other than the laws in their current forms of the States of Idaho and New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ PERKINS COIE LLP

PERKINS COIE LLP